Exhibit 10.77

PENSION EXCESS BENEFIT PLAN OF THE CHUBB CORPORATION
(Effective January 1, 2008)

TABLE OF CONTENTS

.................................................................................................................................................... PAGE

3.3Excess Benefit at Termination before Early Retirement Date -

PURPOSE

The Pension Excess Benefit Plan of The Chubb Corporation Chubb & Son Inc. and Participating Affiliates is hereby amended and restated in its entirety, effective January 1, 2008, and renamed the Pension Excess Benefit Plan of The Chubb Corporation (the "Plan").

The purpose of the Plan is to provide a means of equalizing the benefits of those employees who participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc., and Participating Affiliates, as amended, and whose funded benefits under such pension plan are or will be limited by application of Sections 401(a)(l 7) and/or 415 of the Internal Revenue Code of 1986, as amended (the "Code"), and such regulations as may be promulgated thereunder from time to time.

It is intended that the Plan (1) comply with Code Section 409A and official guidance issued thereunder (except for Pre-2005 Excess Benefits), and (2) is "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3), and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Any provision that would cause the Plan or any benefits accrued hereunder (except for Pre-2005 Excess Benefits) to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

ARTICLE 1
DEFINITIONS

Unless a different meaning is clearly required by the context:

1.1Actuarial Equivalent

"Actuarial Equivalent" means, with respect to annuity forms of payment, the equivalent of the Excess Benefit otherwise payable to a Participant in the Normal Form, determined in accordance with the actuarial equivalent factors set forth in the Qualified Plan. "Actuarial Equivalent" means, with respect to a lump sum or installment form of payment, the equivalent of the Excess Benefit otherwise payable to the Participant in the Normal Form, determined in accordance with the following actuarial assumptions: an annual rate of interest of 5% and the mortality table set forth in Rev. Ruling 2001-62.

1.2Affiliated Employer

"Affiliated Employer" means a corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(0) but only for the period during which such other entity is affiliated with the Company under Code Section 414(b), (c), (m), or (o). The term, however, does not include the Company.

1.3Average Compensation

"Average Compensation" means the same as such term is defined in the Qualified Plan.

1.4Cash Balance Account

"Cash Balance Account" means the same as such term is defined in the Qualified Plan.

1.5Code

"Code" means the Internal Revenue Code of 1986, as amended.

1.6Committee

"Committee" means the Pension Committee named under the Qualified Plan.

1.7Company

"Company" means The Chubb Corporation.

1.8Compensation

"Compensation" means the Participant's compensation as defined under the Qualified Plan.
1.9Early Retirement Date

"Early Retirement Date" has the meaning such term has in the Qualified Plan.

1.10Employee

"Employee" means a person who is an employee of the Company or a Participating Employer.

1.11Enhanced Average Compensation
"Enhanced Average Compensation" means the Participant's Average Compensation recomputed using the Participant's Enhanced Compensation for a Plan Year in lieu of the Participant's Compensation for such Plan Year.

1.12Enhanced Compensation
"Enhanced Compensation" means the Participant's Compensation plus any amount deferred under The Chubb Corporation Annual Incentive Compensation Plan, The Chubb Corporation Executive Deferred Compensation Plan, The Chubb Corporation Key Employee Deferred Compensation Plan (2005), or their successors. Amounts deferred under any of such plans shall be considered part of the Participant's Enhanced Compensation for the Plan Year in which it would have been paid if not for the deferral.

1.13ERISA
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.14Excess Benefit
"Excess Benefit" means the supplemental retirement benefits provided to Participants and their contingent annuitants or beneficiaries in accordance with the terms of the Plan.

1.15Grandfathered Participant
"Grandfathered Participant" means a Participant who is Grandfathered under the Qualified Plan since his or her employment with the Company or an Affiliated Employer commenced prior to January 1, 2001.

1.16Normal Form
"Normal Form" means an annuity payable monthly over the Participant's lifetime with no payments to a beneficiary after the Participant's death.

1.17Normal Retirement Date

"Normal Retirement Date" has the meaning such term has in the Qualified Plan.

1.18Participant

"Participant" means an Employee who has entered the Plan, and whose participation therein has not ceased, pursuant to any provision of the Plan.

1.19Participating Employer

"Participating Employer" means an Affiliated Employer that has adopted the Plan for the benefit of its employees with the permission of the Company.

1.20Plan

"Plan" means the Pension Excess Benefit Plan of The Chubb Corporation as herein set forth and as it may hereafter be amended from time to time.

1.21Plan Year

"Plan Year" means the calendar year.

1.22Post-2004 Excess Benefit

"Post-2004 Excess Benefit" means the Participant's Excess Benefit in excess of his or her Pre-2005 Excess Benefit.

1.23Postponed Retirement Date

"Postponed Retirement Date" has the meaning such term has in the Qualified Plan.

1.24Pre-2005 Excess Benefit

"Pre-2005 Excess Benefit" means the present value as of December 31, 2004 of the Excess Benefit to which the Participant would be entitled under the Plan if the Participant voluntarily terminated services without cause on December 31, 2004 and received a lump sum distribution equal to the Actuarial Equivalent value of his or her vested accrued benefit on that date.

1.25Qualified Plan

"Qualified Plan" means the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates, as may be amended from time to time.

1.26Separation from Service

"Separation from Service" means a "separation from service" within the meaning of Section 409A.

1.27Specified Employee

"Specified Employee" means an Employee who is a Key Employee as defined in Code Section 416(i) without regard to Code Section 416(i)(5) thereof as of the Specified Employee Determination Date. The Specified Employee Determination Date shall be December 31 of each calendar year. The determination that an employee is a Key Employee as of the Specified Employee Determination Date shall make such employee a Specified Employee for the 12-month period commencing as of the April I next following the Specified Employee Determination Date.

For purposes of identifying a Specified Employee by applying the requirements of Code Section 416(i)(l)(A)(i), (ii), and (iii), the definition of compensation under Treasury Regulation§ l.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation §1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation §1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation §1.415(c)-2(g) other than the rule set forth in Treasury Regulation §1.415(c)-2(g)(2).

ARTICLE 2 PARTICIPATION

2.1Participation

An Employee who is a participant in the Qualified Plan shall be eligible to participate in the Plan whenever his or her benefits under the Qualified Plan, computed without taking into consideration (i) the limitations on benefits required by Code Section 415 and (ii) the limitation on Compensation under the Qualified Plan required by Code Section
401(a)(l 7), but computed reflecting his or her Enhanced Compensation and, where applicable, Enhanced Average Compensation, exceed the benefits to which he or she actually is entitled under the Qualified Plan by reason of such limitations.

2.2Duration of Participation

An Employee who becomes a Participant shall remain a Participant as long as he or she is entitled to any Excess Benefit under the Plan.

2.3Transfer to an Affiliated Employer and Termination of Employment

A Participant who transfers employment (without a break) from the Company to an Affiliated Employer (or from one Affiliated Employer to another thereafter) shall not be treated as having terminated employment or retired for purposes of the Plan. Only upon ceasing employment with the Company and all Affiliated Employers shall such a Participant be deemed to have terminated employment or retired for purposes of the Plan.

ARTICLE 3
AMOUNT OF EXCESS BENEFIT

3.1Excess Benefit at Normal Retirement - Grandfathered Participants

Subject to Section 3.4, the Excess Benefit under the Plan for a Grandfathered Participant, expressed as a monthly benefit payable in the Normal Form commencing as of a Participant's Normal Retirement Date or Postponed Retirement Date, as applicable, is an amount equal to the difference between (A) and (B) below, if any:

(A)    The monthly benefit that would be payable to the Participant under the Qualified Plan in the Normal Form commencing as of the Participant's Normal Retirement Date or Postponed Retirement Date, as applicable, if benefits under such Plan were calculated (i) using the Participant's Enhanced Average Compensation and (ii) without giving effect to any limits under Code Sections 401(a)(l 7) and 415; less

(B)    The monthly benefit actually payable to the Participant under the Qualified Plan in the Normal Form commencing as of the Participant's Normal Retirement Date or Postponed Retirement Date, as applicable.

3.2Excess Benefit at Early Retirement Date- Grandfathered Participants

Subject to Section 3.4, the Excess Benefit under the Plan for a Grandfathered Participant, expressed as a monthly benefit payable in the Normal Form commencing as of a Participant's Early Retirement Date, is an amount equal to the difference between (A) and (B) below, if any:

(A)    The monthly benefit that would be payable to the Participant under the Qualified Plan in the Normal Form commencing as of the Participant's Early Retirement Date if benefits under such Plan were calculated (i) using the Participant's Enhanced Average Compensation and (ii) without giving effect to any limits under Code Sections 401(a)(17) and 415; less

(B)    The monthly benefit actually payable to the Participant under the Qualified Plan in the Normal Form commencing as of the Participant's Early Retirement Date.

3.3Excess Benefit at Termination before Early Retirement Date - Grandfathered Participants

Subject to Section 3.4, the Excess Benefit under the Plan for a Grandfathered Participant who has a Separation from Service prior to his or her Early Retirement Date is a lump sum amount equal to the difference between (A) and (B) below, if any:

(A)    The present value, as of the last day of the calendar month coincident with or next following the Participant's Separation from Service, of the monthly benefit that would be payable to the Participant under the Qualified Plan in the Normal Form commencing as of the first day of the calendar month coincident with or next following the Participant's Early Retirement Date if benefits under such Plan were calculated (i) using the Participant's Enhanced Average Compensation and (ii) without giving effect to any limits under Code Sections 401(a)(l 7) and 415; less

(B)    The present value, as of the last day of the calendar month coincident with or next following the Participant's Separation from Service, of the monthly benefit actually payable to the Participant under the Qualified Plan in the Normal Form commencing as of the first day of the calendar month coincident with or next following the Participant's Early Retirement Date.

The early retirement reduction factors used in the Qualified Plan for a Participant who has a Separation from Service before his or her earliest Early Retirement Date shall be used for purposes of computing amounts payable under the Qualified Plan pursuant to
(A) and (B) above as of the first day of the calendar month coincident with or next following the Participant's Early Retirement Date. Present values shall be calculated using the lump sum factors specified in Section 1.1.

3.4Adjustment to Excess Benefits for Certain Grandfathered Participants

The Actuarially Equivalent present value of the Excess Benefits of the Grandfathered Participants named on Attachment 1 shall be reduced by the Offset Amount described therein plus interest at the Applicable Interest Rate from the Offset Effective Date to the first day of the calendar month coinciding with or immediately following such Participant's Separation from Service. After application of the offset as described in the preceding sentence, the resulting net amount, when converted to the Actuarial Equivalent payment option elected by the Participant, shall be the Excess Benefit payable to or on behalf of the Participant.

3.5Excess Benefit - Non-Grandfathered Participants

The Excess Benefit under the Plan for a Participant who is not a Grandfathered Participant is a lump sum amount equal to the difference between (A) and (B), below, if any:

(A)    The Cash Balance Account such Participant would have under the Qualified Plan as of the first day of the calendar month coincident with or next following the date of the Participant's Separation from Service if such Cash Balance Account were calculated (i) using the Participant's Enhanced Compensation and (ii) without giving effect to any limits under Code Sections 401(a)(17) and 415; less

(B)    The Participant's actual Cash Balance Account under the Qualified Plan as of the first day of the calendar month coincident with or next following the date of the Participant's Separation from Service.

3.6Mode of Payment

The mode of payment of Excess Benefits payable pursuant to this Article 3 shall be determined pursuant to the applicable provisions of Article 5.

ARTICLE 4
VESTING

4.1Vesting

A Participant shall have a nonforfeitable right to receive his or her Excess Benefit under the Plan only if he or she has a nonforfeitable right to a benefit under the Qualified Plan.

4.2Separation from Service of Employment prior to Vesting

A Participant who has a Separation from Service or dies prior to having a nonforfeitable right to his or her Excess Benefit under the provisions of the Plan shall cease to be a Participant and his or her Excess Benefit shall be permanently forfeited and cancelled.

ARTICLE 5
MODES OF BENEFIT PAYMENT

5.1Normal Form of Payment

Unless an optional mode of payment is elected in accordance with Section 5.3, each Participant shall receive his or her vested Pre-2005 Excess Benefit, if any, in the form of a single lump sum. Notwithstanding, Section 5.2 or any election made under Section 5.3, if a Participant has a Separation from Service before age fifty-five (55) or if the Actuarial Equivalent lump sum value of a Participant's Pre-2005 Excess Benefit is $50,000 or less at the time of the Participant's Separation from Service, such Participant's Pre-2005 Excess Benefit shall be paid in the form of a single lump sum amount as soon as administratively practicable after such Participant's Separation from Service.

Each Participant shall receive his or her vested Post-2004 Excess Benefit in the form of a single lump sum that is the Actuarial Equivalent of the Participant's vested Post-2004 Excess Benefit.

5.2Date of Payment

Payment of Pre-2005 Excess Benefits in the form of an annuity shall commence as soon as administratively practicable after the Participant's Separation from Service. Payment of Pre-2005 Excess Benefits in the form of a lump sum or installments shall be made as soon as administratively practicable after the Participant's Separation from Service or, if elected by the Participant, as of the January 1 following his or her Separation from Service.

Payment of Post-2004 Excess Benefits under the Plan shall be paid as follows:

(A)    If a Post-2004 Excess Benefit is to be paid to a Participant who is a Specified Employee, payment shall be made on the first day of the calendar month that is at least six (6) months after the Participant's Separation from Service.

(B)    If a Post-2004 Excess Benefit is to be paid to a Participant who is not a Specified Employee, such payment shall be made within ninety (90) days after the Participant's Separation from Service.

5.3Alternative Distribution Options for Pre-2005 Excess Benefits

In accordance with the procedures hereinafter described, a Participant may elect that payment of his or her Pre-2005 Excess Benefit be made in another form of benefit that is the Actuarial Equivalent of the normal form of benefit provided for in Section 5.1 under one of the following options. To elect an optional payment form hereunder, a Participant must complete and return a Payment Election Form to the Benefits Department at least one year before the date a Participant has a Separation from Service. A Participant also may change a payment election at any time. Such election shall take effect 12 months from the date it is received in the Benefits Department provided a Participant remains employed through the 12-month period. This 12-month rule was waived for any elections made before the initial special enrollment period ended or during the 30-day period that began on the date a Participant was first notified that he or she was eligible for the Plan.

Contingent Annuity Option (For Married Participants Only)
A Participant shall have the option to convert such Participant's Pre-2005 Excess Benefit into an adjusted Excess Benefit payable monthly for the life of the Participant, with the provision that one-hundred percent (100%), sixty-six and two-thirds percent (66 2/3%), or fifty percent (50%) of such adjusted Excess Benefit, according to the election, shall be continued to and during the life of the Participant's spouse, if such spouse is living at the time of death of the retired Participant.

Period Certain Option
A Participant shall have the option to convert such Participant's Pre-2005 Excess Benefit into a reduced monthly benefit payable as long as the Participant lives, but guaranteed for a period of 120 months (10 years), beginning on the date monthly benefit payments commence.

If a Participant dies before expiration of the guaranteed period certain, payment shall be continued to the extent provided in the preceding paragraph to a designated beneficiary, or, in the absence of a surviving designated beneficiary, the Actuarial Equivalent commuted value of such payments shall be paid to the Participant's estate in a single lump sum. If the designated beneficiary should die while further payments are due, and after having received at least one (1) payment, such further payments shall be made to any person designated by the Participant as an alternate surviving beneficiary, or, in the absence of an alternate surviving beneficiary, the Actuarial Equivalent commuted value of such payments shall be paid to the estate of the last surviving beneficiary, in a single lump sum.

Lump Sum Option
A Participant shall have the option to convert such Participant's Pre-2005 Excess Benefit into an Actuarially Equivalent single lump sum amount. The lump sum shall be payable
(i) as soon as administratively practicable after the Participant' s Separation from Service or (ii) as of the January 1 following the Participant's Separation from Service, as elected by the Participant.

Installment Option
A Participant shall have the option to convert such Participant's Pre-2005 Excess Benefit into annual installments payable for a term certain selected by the Participant which is not less than two (2) or more than fifteen (15) annual installments. A Participant shall have the right to elect that installments begin (i) as soon as practicable following the Participant's termination of employment or (ii) as of the January 1 following the Participant's termination of employment.

If a Participant dies before expiration of the term certain, payment shall be continued to the extent provided in the preceding paragraph to a designated beneficiary, or, in the absence of a surviving designated beneficiary, the value of any remaining payments shall be paid to the Participant's estate in a single lump sum. If the designated beneficiary should die while further payments are due, and after having received at least one (1) payment, such further payments shall be made to any person designated by the Participant as an alternate surviving beneficiary, or, in the absence of an alternate surviving beneficiary, the value of such remaining payments shall be paid to the estate of the last surviving beneficiary, in a single lump sum.

5.4Adjustment for Delay in Payment
If a Participant will receive a Pre-2005 Excess Benefit as a deferred lump sum or in installments, the unpaid benefit shall be credited with investment gains (or losses). The Participant shall have the opportunity to choose the investment( s) for the unpaid balance from among the three different investment funds described below. Amounts may not be actually invested in the funds on the Participant's behalf; rather, the return on the Participant's account may be determined as if the amounts were invested in such funds. Participants can allocate deferred amounts among the three choices in 1% increments and may change the investment elections for the unpaid balance at such intervals as established by the Committee.

(A)    The Equity Index Account provides a return equivalent to return provided by the Fidelity Spartan US Equity Index Fund, an S&P 500 Index Fund that is one of the funds available in the Chubb Capital Accumulation Plan (CCAP).

(B)    The Stable Value Account provides a return equivalent to the return provided by the Stable Value Portfolio in the CCAP.

(C)    The Bond Index Account provides a return based upon the return of the Vanguard Bond Index Fund - Total Market Portfolio.

If payment of a Participant's Post-2004 Excess Benefit will be deferred because the Participant is a Specified Employee, such lump sum shall be increased by 2.5% to reflect such delay in payment.

5.5Effect of Domestic Relations Order
Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by Code Section 409A, the time of payment or schedule of payment of a benefit may be accelerated to the extent required by a domestic relations order approved by the Committee under Section 9.4; provided that such payment is required to be made to an individual other than the Participant.

5.6Effect of Early Taxation

If a Participant's Post-2004 Excess Benefit under the Plan is includible in income pursuant to Code Section 409A, such benefit shall be distributed immediately to the Participant.

5.7Permitted Delays

Notwithstanding the foregoing, any payment of Post-2004 Excess Benefits to a Participant under the Plan shall be delayed upon the Committee's reasonable anticipation of one or more of the following events:

(A)    The Company's deduction with respect to such payment would be eliminated by application of Code Section 162(m); or

(B)    The making of the payment would violate federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 5.7 shall be paid in accordance with Code Section 409A.

ARTICLE 6 DEATH BENEFIT

6.1Death after Termination of Employment
If a Participant dies after termination of employment, his or her vested Excess Benefit shall be paid in accordance with the form of benefit payable in effect at the time of such death.

6.2Death prior to Termination of Employment
Upon the death prior to termination of employment of a Participant who has a vested Excess Benefit pursuant to Section 4.1, the excess of all death benefits payable by the Qualified Plan determined without giving effect to the limitations imposed by Code Section 401(a)(l 7) and Code Section 415 but reflecting the Participant' s Enhanced Compensation over the actual death benefits payable under the Qualified Plan ("Excess Death Benefit") shall be payable to the person(s) entitled to receive such benefits under the Qualified Plan. Such payment shall be made in the form of a lump sum within ninety (90) days after the Participant's death in an amount equal to the lump sum value of the Excess Death Benefit determined by using the lump sum actuarial assumptions specified in Section 1.1.

Notwithstanding the foregoing, if a Participant who has a vested Excess Benefit pursuant to Section 4.1 and who is at least 55 years of age dies prior to his or her Separation from Service, the Excess Death Benefit in respect of such Participant shall be no less than the lump sum amount that would have been payable to the Participant had the Participant's Separation from Service occurred on the day before death, reduced only by the applicable part of such amount that is in fact permitted to be paid under the Qualified Plan. Upon the death of a Grandfathered Participant described in Section 3.4, any Excess Death Benefit payable hereunder shall be computed after reflecting the offset described in Section 3.4.

6.3No Other Death Benefit
Except as provided in Sections 6.1 and 6.2, there shall be no death benefit payable under the Plan.

ARTICLE 7
ADMINISTRATION OF THE PLAN

7.1General Administration

The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company or a Participating Employer with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

7.2Claims for Benefits

(A)    Filing a Claim. A Participant or his or her authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which shall be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(B)    Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a notice shall be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions shall be permitted beyond 90 days after the expiration of the initial 90-day period.

(C)    Reasons for Denial. A denial or partial denial of a claim shall be dated and signed by the Committee and shall clearly set forth:

(i)    the specific reason or reasons for the denial;

(ii)    specific reference to pertinent Plan provisions upon which the denial is based;

(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)    an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(D)    Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his or her duly authorized representative shall have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of notice of the denial of the claim. A claimant or the claimant's authorized representative shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits and may submit issues and comments in writing. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim shall be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his or her request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review shall preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(E)    Decision upon Review. The Committee shall provide a prompt decision on review. If the claim is denied on review, the decision shall set forth:

(i)    the specific reason or reasons for the adverse determination;

(ii)    specific reference to pertinent Plan provisions upon which the adverse determination is based;

(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and

(iv)    a statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain the information about such procedures, as well as a statement of the claimant' s right to bring an action under ERISA Section 502(a).

A decision shall be rendered no more than 60 days after the Committee's receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, notice of the extension shall be furnished to the claimant before the end of the initial 60-day period.

(F)    Finality of Determinations: Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Section. In any such legal action, the claimant may only present evidence and theories that the claimant presented during the claims procedure. Any claims that the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based upon the evidence and theories the claimant presented during the claims procedure.

7.3Limitations Period

Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits shall apply in any forum where a claimant initiates such suit or legal action.

7.4Indemnification

To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company or a Participating Employer, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person's own gross negligence or willful misconduct.

ARTICLE 8

AMENDMENT OR TERMINATION OF THE PLAN

8.1Amendment or Termination
The Company reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Company. The Plan also may be amended pursuant to a written instrument executed by the Committee to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Plan included in the income of Participants or beneficiaries for federal income tax purposes prior to distribution.

Notwithstanding the foregoing, no amendment of the Plan shall apply to Pre-2005 Excess Benefits, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent "material modification" to Pre-2005 Excess Benefits.

8.2Effect of Amendment or Termination
Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of any Participant to his or her Excess Benefit under the Plan as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Articles 5 and 6, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code Section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

ARTICLE 9
GENERAL PROVISIONS

9.1Rights Unsecured
The right of a Participant or his or her beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Company and Participating Employers, and neither the Participant nor his or her beneficiary shall have any rights in or against any specific assets of the Company or any Participating Employer. Thus, the Plan at all times shall be considered entirely unfunded for ERISA and tax purposes. Any funds set aside by the Company or a Participating Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company or, if applicable, the Participating Employer and shall be available to its general creditors in the event of its bankruptcy or insolvency. The obligations of the Company and Participating Employers under the Plan shall be that of unfunded and unsecured promises to pay money in the future.

9.2No Guarantee of Benefits
Nothing contained in the Plan shall constitute a guarantee by the Company and Participating Employers or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

9.3No Enlargement of Rights
No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be deemed to constitute a contract between the Participant and the Company or his or her Participating Employer, nor shall anything contained herein be deemed to give the Participant any right to be retained in the employ of the Company, or to interfere with the right of the Company or a Participating Employer to terminate the employment of the Participant at any time and to treat him or her without any regard to the effect that such treatment might have upon him or her as a Participant of the Plan.

9.4Spendthrift Provision
No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

Notwithstanding the foregoing, all or a portion of a Participant's Excess Benefit under the Plan may be paid to another person as specified in a domestic relations order that the

Committee determines meets the requirements of a domestic relations order under Code Section 414(p)(1)(B).

9.5Applicable Law

To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of New Jersey.

9.6Incapacity of Recipient

If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Plan, the Company, and any applicable Participating Employer with respect to the payment.

9.7Taxes

The Company or other payor may withhold from a benefit payment under the Plan or a Participant's wages, or the Company may reduce a Participant's Excess Benefit under the Plan, to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

9.8Corporate Successors

The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company or by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

9.9Unclaimed Benefits

Each Participant shall keep the Committee informed of his or her current address and the current address of his or her designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any payee if the location of the payee is not made known to the Committee.

9.10Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.11Words and Headings
Words in the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

Attachment 1
to the Pension Excess Benefit Plan of The Chubb Corporation

Adjustment to Excess Benefits
for Certain Grandfathered Participants

Grandfathered Participant	Offset Amount	Applicable Interest Rate	Offset Effective Date
Thomas Motamed	$300,000	7.25%	12/31/1999
David Fowler	$100,000	7.25%	12/31/1999
George Fay	$462,500	7.25%	12/31/1999
Richard Sargent	$500,000	7.50%	04/01/2001

AMENDMENT NO. 1
TO
PENSION EXCESS BENEFIT PLAN OF THE CHUBB CORPORATION
(EFFECTIVE AS OF JANUARY 1, 2008)

WHEREAS, The Chubb Corporation (the "Company") maintains the Pension Excess
Benefit Plan of The Chubb Corporation (the "Plan");

WHEREAS, the Company reserved the right to amend the Plan under Section 8.1 thereof;

WHEREAS, pursuant to the charter of the Employee Benefits Committee (the “Committee”) adopted by the Company on June 12, 2008, the Committee has the authority to approve an amendment to the Plan provided the Committee determines the amendment is necessary or desirable and that does not increase the costs of the Plan to the Company or a participating employer in the Plan by more than $250,000 on an annual basis; and

WHEREAS, the Company desires to amend the Plan to clarify that the threshold of the average level of services under the definition of Separation from Service is 49% rather than 20%.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 1.26 of the Plan is hereby amended to read as follows:

"Separation from Service" means a means a separation from service within meaning of Code Section 409A whereby the Participant and the Company (or such other member of the Company's controlled group of entities, within the meaning of Code Section 414(c), for whom Participant provides services) reasonably anticipate that (1) no further services would be performed by the Participant for the Company or other members of its controlled group after a certain date, or (2) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Company or its other members of its controlled group).

2.Except as expressly amended hereby, the terms and provisions of the Plan are reaffirmed and shall remain in full force and effect.

3.This Amendment shall be effective as of the date of execution.

IN WITNESS WHEREOF, the Employee Benefits Committee has caused this amendment to be duly executed on this 16 day of December, 2008.

EMPLOYEE BENEFITS COMMITTEE
                                By: _____________________